SUPERVISION AND ADMINISTRATION AGREEMENT

SUPERVISION AND ADMINISTRATION AGREEMENT, made this 17th day of
April, 2023, between Aristotle Funds Series Trust (the “Trust”), a Delaware statutory trust, and Aristotle Investment Services, LLC (the “Administrator” or “Aristotle”), a Delaware limited liability company (the “Agreement”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series representing interests in a separate portfolio of securities and other assets and each series of the Trust issues its shares in one or more classes, with each such class representing interests in the same portfolio of securities and other assets;

WHEREAS, the Trust may offer shares of additional series in the future;

WHEREAS, the Trust desires to retain the Administrator to render supervisory and administrative services hereunder with respect to the series listed in Schedule A hereto, together with any other series subsequently established by the Trust, and with respect to which the Administrator is willing to do so, being herein collectively referred to also as the “Funds”;

WHEREAS, pursuant to an Investment Advisory Agreement dated April 17, 2023, as amended and supplemented from time to time, between the Trust and Aristotle (“Investment Advisory Agreement”), the Trust has retained Aristotle to provide investment advisory services with respect to the Funds in the manner and on the terms set forth therein;

WHEREAS, the Trust wishes to retain Aristotle to provide or procure supervisory and administrative and other services to the Funds and their shareholders;

WHEREAS, Aristotle is willing to furnish supervisory and administrative services and/or to arrange for such services in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.Appointment. The Trust hereby appoints Aristotle as the Administrator to provide or procure, as applicable, the supervisory and administrative and other services with respect to the Funds for the period and on the terms set forth in this Agreement, as supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates additional series with respect to which it desires to retain the Administrator to render or procure, as applicable, supervisory and administrative and other services hereunder, it shall notify the Administrator in writing. If the Administrator is willing to render or procure such services it shall notify the Trust in writing, whereupon such additional series shall become a Fund hereunder. For the avoidance of doubt, to the extent any such current or future Fund establishes a subsidiary, this Agreement shall apply to such subsidiary upon such Fund becoming a Fund hereunder.

2.Duties. Subject to the general supervision of the Board of Trustees, the Administrator shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Funds, but not including the investment advisory services provided pursuant to the Investment Advisory Agreement with the Trust or the distribution services provided by the Trust’s principal underwriter (the “Distributor”) pursuant to its Distribution Agreement with the Trust.

(a)Supervisory and Administrative Services. These services shall include the following:

(i)The Administrator shall supervise and coordinate matters relating to the operation of the Funds, including any necessary coordination among the investment adviser or advisers to the Funds, the custodian, transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Funds), accountants, attorneys, and other parties performing services or operational functions for the Funds. In connection with the supervision of the pricing and valuation of the Funds, the Administrator shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for shares of a Fund.

(ii)The Administrator shall provide the Funds, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective administration of the Funds as contemplated in this Agreement as well as provide the Funds, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to ensure compliance with federal securities laws and other applicable laws.

(i) The Administrator shall maintain or supervise the maintenance by third parties of such books and records of the Trust and the Funds as may be required by applicable federal or state law, other than the records and ledgers maintained under the Investment Advisory Agreement.

(iii)The Administrator shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Funds required by applicable law.

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(iv)The Administrator shall prepare, file, and arrange for the distribution of proxy materials and periodic reports to shareholders of the Funds as required by applicable law.

(v)The Administrator shall prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities as may be required to register the shares of the Funds and qualify the Trust to do business or as otherwise required by applicable law. The Administrator shall maintain registration of the Funds’ shares in such other jurisdictions as it deems necessary and appropriate. The Administrator shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies. The Administrator shall maintain systems necessary to provide or procure required disclosure in the Funds’ registration statements, shareholder reports, proxy statements, and similar regulatory documents, and Fund proxy voting information.

(vi)The Administrator shall take such other action with respect to the Funds as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-l under the 1940 Act, support of the Funds’ Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program, as well as maintenance of a vendor management program designed to manage the risks of the service provider relationships entered into by the Funds, or by the Administrator on their behalf.

(vii)The Administrator shall provide the Funds with administrative services to shareholders as necessary, including:

(1)the maintenance of a shareholder call center; shareholder transaction processing; the provision of certain statistical information and performance of the Funds; a web servicing platform and internet website; access by Aristotle representatives to databases to assist with shareholder inquiries and reports; oversight of anti-money laundering monitoring systems and procedures; redemption fee application and monitoring systems (if applicable); anti-market timing monitoring systems and procedures, including implementation of shareholder information agreements under Rule 22c-2 under the 1940 Act and;

(2)associated monitoring systems and procedures; and processing of client registration applications. Notwithstanding the foregoing, the Administrator may procure or delegate provision of these services to third parties with respect to particular classes of the Funds or particular shareholders that have relationships with other financial intermediaries that perform similar services.

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(b)Other Services. The Administrator shall also procure on behalf of the Trust and the Funds, and at the expense of the Administrator, the following persons to provide services to the Funds, to the extent necessary: (i) a custodian or custodians for the Funds to provide for the safekeeping of the Funds’ assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Funds; (iii) a transfer agent for the Funds; and (iv) a dividend disbursing agent for the Funds. The Trust may be a party to any agreement with any of the persons referred to in this Section 2(b).

(c)Personnel. The Administrator shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Funds and services provided to the Funds under this Agreement.

(d)Standards; Reports. In performing these services, the Administrator:

(i)shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(ii)will make available to the Trust, promptly upon request, any of the Funds’ books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(iii)will regularly report to the Trust’s Board of Trustees on the services provided under this Agreement and will furnish the Trust’s Board of Trustees with respect to the Funds such periodic and special reports as the Trustees may reasonably request.

(iv)will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations.

3.Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

4.Compensation. As compensation for the services rendered under this Agreement, the Trust shall pay to the Administrator a monthly fee, calculated as a percentage (on an annual basis) of the average daily value of the net assets of each of the Funds during the preceding month. The fee rates applicable to each class of a Fund shall be set forth in Schedule A hereto. The

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fees payable to the Administrator for all of the Funds shall be computed and accrued daily and paid monthly. If the Administrator shall serve for less than any whole month, the foregoing compensation shall be prorated.

If the fees payable to the Administrator pursuant to this Section 4 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be pro-rated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Trust’s Prospectus.

5.Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by the Funds under this Agreement, and any expenses that are paid under the terms of the Investment Advisory Agreement. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies, including stationery, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website. In addition, the Administrator shall bear the following expenses under this Agreement:

(a)Expenses of all audits by the Trust’s independent public accountants;

(b)Expenses of the Trust’s transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

(c)Expenses of the Trust’s custodial services, including any recordkeeping services provided by the custodian;

(d)Expenses of obtaining quotations for calculating the value of each Fund’s net assets;

(e)Expenses of maintaining the Trust’s tax records;

(f)All charges and expenses paid to an administrator or sub-administer to provide fund administration services;

(g)Costs and/or fees, including legal fees (but not any legal fees associated with counsel to Trustees who are not “interested persons” of the Adviser as defined in the 1940 Act), incident to meetings of the Trust’s shareholders, the preparation, printing and mailings of prospectuses, notices and proxy statements and reports of the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, shares with federal and state securities authorities;

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(h)The Trust’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company (but not any legal fees associated with counsel to Trustees who are not “interested persons” of the Adviser as defined in the 1940 Act);

(i)Costs of preparing and printing certificates representing shares of the Trust to the extent applicable;

(j)The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(k)Expenses relating to the issuance, registration and qualification of the Trust's shares;

(l)Association membership dues.

The Trust shall bear the following expenses:

(a)Salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Administrator or its subsidiaries or affiliates;

(b)Taxes and governmental fees, if any, levied against the Trust or any of its Funds;

(c)Brokerage fees and commissions, and other portfolio transaction expenses incurred for any of the Funds;

(d)Costs, including the interest expenses, of borrowing money (including, but not limited to, costs related to tender option bond trusts formed by a Fund);

(e)Fees and expenses, including travel expenses, of Trustees who are not “interested persons” of the Adviser as defined in the 1940 Act.

(f)Fees and expenses, including travel expenses, of counsel to the Trustees who are not “interested persons” of the Adviser as defined in the 1940 Act.

(g)Extraordinary expenses, including extraordinary legal expenses, as may arise including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(h)Organizational and offering expenses of the Trust and the Funds, and any other expenses which are capitalized in accordance with generally accepted accounting principles.

(i)Any expenses allocated or allocable to a specific class of shares of a Fund.

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(j)Expenses incurred by the Trust in connection with any merger or reorganization and other non-routine expenses not incurred in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company.

6.Liability. The Administrator shall give the Trust the benefit of the Administrator’s best efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Trust agrees that neither the Administrator nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Administrator and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Trust of the Administrator or provide a defense for any other person including persons that provide services for the Trust as described in this Agreement.

7.Term and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for one year from such date, and shall continue thereafter on an annual basis with respect to each Fund provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trust’s Board of Trustees and (b) by the vote, at a meeting called for such purpose, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party. This Agreement may be terminated:

(a)by the Trust at any time with respect to the services provided by the Administrator, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund or class, by vote of a majority of the outstanding voting shares of such Fund or class, on 60 days’ written notice to the Administrator;

(b)by the Administrator at any time, without the payment of any penalty, upon 60 days’ written notice to the Trust.

8.Non-Exclusivity. The services of the Administrator to the Trust under this Agreement are not to be deemed exclusive as to the Administrator and the Administrator will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform the Administrator’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Administrator, or any affiliate of the Administrator, or any employee of the Administrator, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.Use of Name. It is understood that the names “Aristotle Investment Services, LLC” or “Aristotle” or any derivative thereof or logo associated with those names and other

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servicemarks and trademarks owned by the Administrator or its affiliates are the valuable property of the Administrator and its affiliates, and that the Trust and/or the Funds may use such names (or derivatives or logos) only as permitted by the Administrator.

10.Notices. Notices of any kind to be given to the Administrator by the Trust shall be in writing and shall be duly given if mailed or delivered to the Administrator at 11100 Santa Monica Blvd., Los Angeles, CA 90025, or to such other address or to such individual as shall be specified by the Administrator. Notices of any kind to be given to the Trust by the Administrator shall be in writing and shall be duly given if mailed or delivered to 11100 Santa Monica Blvd., Los Angeles, CA 90025, or to such other address or to such individual as shall be specified by the Trust.

11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

12.Miscellaneous. This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or order of the SEC under either of the foregoing, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.

(a)Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(b)If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

(c)The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect. No person other than the Trust and the Administrator is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third- party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Trust (including without limitation any shareholder in a Fund) any direct, indirect, derivative, or other rights against the Administrator, or (ii) create or give rise to any duty or obligation on the part of the Administrator (including without limitation any fiduciary duty) to any person other than the Trust, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another fund or funds are added to this Agreement, this provision shall be interpreted to apply to each such fund as it applies to the Trust, in each case on a separate (and neither jointly nor joint and several) basis with respect to the Trust and each such other fund.

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13.Force Majeure. The Administrator shall not be liable for delays or errors occurring by reason of circumstances beyond its reasonable control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, epidemics or pandemics, fire, flood, hurricane, catastrophe, natural disaster, acts of God, insurrection, war, international conflict, terrorism, riot, or failure of communication, power supply, or other critical infrastructure. In the event of equipment breakdowns beyond its reasonable control, the Administrator shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARISTOTLE INVESTMENT SERVICES, LLC

By:/s/ Kim St. Hilaire
Name: Kim St. Hilaire
Title: Chief Operating Officer Date:

ARISTOTLE FUNDS SERIES TRUST

By: /s/ Richard Schweitzer
Name: Richard Schweitzer Title: President
Date:

Aristotle Supervision and Administration Agreement Signature Page

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Schedule A

(to the Supervision and Administration Agreement between Aristotle Funds Series Trust and Aristotle Investment Services, LLC)

Fund	Class- Specific Expenses	Core Expenses	Total
Aristotle Portfolio Optimization Conservative Fund
Class A	0.20%		0.25%
Class C	0.20%	0.05%	0.25%
Class I-2	0.20%		0.25%
Aristotle Portfolio Optimization Moderate Conservative Fund Class A	0.20%		0.25%
Class C	0.20%	0.05%	0.25%
Class I-2	0.20%		0.25%
Aristotle Portfolio Optimization Moderate Fund Class A	0.20%		0.25%
Class C	0.20%	0.05%	0.25%
Class I-2	0.20%		0.25%
Aristotle Portfolio Optimization Growth Fund Class A	0.20%		0.25%
Class C	0.20%	0.05%	0.25%
Class I-2	0.20%		0.25%
Aristotle Portfolio Optimization Aggressive Growth Fund Class A	0.20%		0.25%
Class C	0.20%	0.05%	0.25%
Class I-2	0.20%		0.25%
Aristotle Ultra Short Income Fund		0.05%
Class I	0.02%		0.07%
Class I-2	0.02%		0.07%
Aristotle Short Duration Income Fund
Class A	0.05%		0.10%
Class C	0.05%	0.05%	0.10%
Class I	0.00%		0.05%
Class I-2	0.05%		0.10%
Aristotle Core Income Fund
Class A	0.05%		0.10%
Class C	0.05%	0.05%	0.10%
Class I	0.00%		0.05%
Class I-2	0.00%		0.05%
Aristotle ESG Core Bond Fund
Class I	0.05%	0.05%	0.10%
Class I-2	0.05%		0.10%

A-1

Aristotle Strategic Income Fund
Class A	0.05%		0.10%
Class C	0.05%	0.05%	0.10%
Class I	0.00%		0.05%
Class I-2	0.05%		0.10%
Aristotle Floating Rate Income Fund
Class A	0.08%		0.13%
Class C	0.08%	0.05%	0.13%
Class I	0.00%		0.05%
Class I-2	0.08%		0.13%
Aristotle High Yield Bond Fund
Class A	0.05%		0.10%
Class C	0.05%	0.05%	0.10%
Class I	0.00%		0.05%
Class I-2	0.05%		0.10%
Aristotle Small/Mid Cap Equity Fund
Class A	0.15%		0.20%
Class C	0.15%	0.05%	0.20%
Class I	0.10%		0.15%
Class I-2	0.15%		0.20%
Aristotle Small Cap Equity Fund II
Class A	0.15%		0.20%
Class C	0.15%	0.05%	0.20%
Class R6	0.10%		0.15%
Class I-2	0.15%		0.20%
Aristotle Growth Equity Fund
Class I	0.10%	0.05%	0.15%
Aristotle Value Equity Fund II
Class I	0.04%	0.05%	0.09%
Aristotle International Equity Fund II
Class I	0.03%	0.05%	0.08%
Aristotle/Saul Global Equity Fund II
Class I	0.03%	0.05%	0.08%
Aristotle Core Equity Fund II
Class I	0.10%	0.05%	0.15%
Aristotle High Income Fund
Class I	0.10%	0.05%	0.15%

Effective: April 17, 2023